Exhibit 10.4

DATE: October 6, 2025

THE COVENANTORS

(as defined herein)

and

YI FENG HOLDINGS LTD.

DEED OF NON-COMPETITION

DEED OF NON-COMPETITION

THIS DEED is made on the 6th day of October 2025.

BETWEEN:

(1)	THE COVENANTORS, whose names and particulars appear in the Schedule (each a “Covenantor” and collectively as the “Covenantors”); and

(2)	Yi Feng Holdings Ltd., an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”), for itself and as trustee for each of its subsidiaries.

WHEREAS:

(A)	The Group is an integrated construction subcontractor, which provides a range of services in Hong Kong.

(B)	The Company plans to conduct an initial public offering (the “IPO”) pursuant to a registration statement on Form F-1 under the U.S. Securities Act of 1933, as amended, and make a listing (the “Listing”) application for listing of its Shares on the Nasdaq Capital Market or the NYSE American Market.

(C)	In preparation for the Listing, each of the Covenantors has agreed to give certain undertakings in favour of the Company (for itself and as trustee for each of its subsidiaries), as provided in this Deed.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Deed including the Recitals, unless the context requires otherwise:

“Controlled Company”	shall have the meaning ascribed to the term in Clause 2.1 in this Deed;

“Controlling Shareholder”	means Mr. Zefeng Zeng

“Director(s)”	means director(s) of the Company from time to time;

“Group”	means the Company and its subsidiaries from time to time;

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“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Immediate Family Member”	means a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters- in-law and brothers- and sisters-in-law, and anyone residing in the individual’s home.

“New Opportunity”	shall have the meaning ascribed to the term in Clause 2.3 in this Deed;

“Prospectus”	means the prospectus to be issued by the Company in connection with the IPO (including all amendments made thereto after the signing of this Deed);

“Restricted Business”	shall have the meaning ascribed to the term in Clause 2.1 in this Deed;

“Restrictive Period”

means the period beginning upon the completion of the IPO and ending on the occurrence of the later of,

(a)     any of the Covenantors and/or successor, his Immediate Family Members (if applicable), individually and/or collectively, cease to own 30% or more of the then issued share capital of the Company directly or indirectly; and

(b)        the fifth anniversary of the date of the completion of the IPO.

“Shares”	means the ordinary shares of the Company;

“Subsidiary”	shall have the meaning ascribed to the term in section 15 of the Companies Ordinance (Cap.622 of the Laws of Hong Kong) and “subsidiaries” shall be construed accordingly;

“%”	means per cent.

1.2	Reference to Clauses, Recitals and Schedule are to clauses, recitals and schedule of this Deed.

1.3	Headings in this Deed are for convenience only and shall not affect the construction of this Deed.

1.4	Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and words importing natural persons shall include corporations and unincorporated associations and words importing the masculine gender only shall include the feminine gender and the neuter and vice versa.

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1.5	The parties referred to in this Deed shall, where the context so permits, include their respective successors and permitted assigns.

1.6	References to statutory provisions shall where the context so permits or requires be construed as references to those provisions as respectively amended, consolidated, extended, or re-enacted from time to time (whether before or after the date hereof) and shall include any orders, regulations, instruments, or other subordinate legislation made under the relevant ordinance.

1.7	The Schedule forms an integral part of this Deed and any reference to this Deed shall include a reference to the Schedule.

2.	NON-COMPETITION UNDERTAKINGS; RIGHT OF FIRST REFUSAL

2.1	Subject to Clause 2.2, each of the Covenantors hereby irrevocably and unconditionally, jointly and severally, warrants and undertakes to the Company (for itself and as trustee for each of its subsidiaries) that, during the Restrictive Period, he/she/it will not, and will procure any company directly or indirectly controlled by he/she/it (which for the purpose of this Deed, shall not include any member of the Group) (the “Controlled Company”) not to (i) either on his/her/its own or in conjunction with any body corporate, partnership, joint venture or other contractual agreement, whether directly or indirectly, whether for profit or not, carry on, participate in, hold, engage in, acquire or operate, or provide any form of assistance to any person, firm or company (except members of the Group) to conduct any business which, directly or indirectly, competes or may compete with the business presently carried on by the Company or any of its subsidiaries or any other business that may be carried on by any of them from time to time during the term of this Deed, in Hong Kong and such other places as the Company or any of its subsidiaries may conduct or carry on business from time to time, including but not limited to, acting as a subcontractor in construction projects to provide the following services and solutions: (i) permanent electrical engineering works, (ii) temporary electrical and plumbing systems, (iii vertical material handling services, and (iv) steel cutting services for the removal of temporary steel structures at construction sites (the “Restricted Business”) and (ii) directly or indirectly take any action which constitutes an interference with or a disruption of the Restricted Business including, but not limited to, (a) solicitation of any existing or then existing employees of the Group for employment by him/it; (b) solicitation of any current or then current customers and/or suppliers and/or former customers and/or suppliers of the Group for the preceding 6 months at the relevant time away from the Group; and (c) without the consent from the Company, making use of any information pertaining to the business of the Group which may have come to his/her/its knowledge in his/her/its capacity as a controlling shareholder for the purpose of engaging, investing or participating in any Restricted Business;

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2.2	The restrictions which each of the Covenantors has agreed to undertake pursuant to Clause 2.1 do not apply to:

(i).	the holding of Shares or other securities issued by the Company or any of the subsidiaries of the Company from time to time;

(ii).	the holding of shares or other securities in any company which has an involvement in the Restricted Business, provided that such shares or securities are listed on a recognised stock exchange and the aggregate interest of the Covenantor does not amount to more than 5% of the relevant share capital of the company in question;

(iii).	the contracts or other agreements entered into between the Group and the Covenantors; and

(iv).	the involvement, participation or engagement of the Covenantor in the Restricted Business in relation to which the Company has agreed in writing to such involvement, participation or engagement, following a decision by the independent Directors to allow such involvement, participation or engagement subject to any conditions the independent Directors may require to be imposed.

2.3	If, during the Restrictive Period, any Covenantor and/or any Controlled Company (other than members of the Group) (collectively the “Offeror”) is offered or has identified any business investment or other commercial opportunity relating to the Restricted Business (the “New Opportunity”):

(a)	the Covenantors are required to refer, or procure the referral of, the New Opportunity to the Company, and shall give written notice to the Company of any New Opportunity containing all information reasonably necessary for the Company to consider whether (i) the New Opportunity would constitute competition with the Company’s core business and/or any other new business which the Group may undertake at the relevant time, and (ii) it is in the interest of the Group to pursue the New Opportunity, including but not limited to the nature of the New Opportunity and the details of the investment or acquisition costs (the “Offer Notice”);

(b)	the Offeror will be entitled to pursue the New Opportunity only if (i) the Offeror has received a written notice from the Company declining the New Opportunity and confirming that the New Opportunity would not constitute competition with the Company’s core business; or (ii) the Offeror has not received the notice from the Company within 10 business days from the Company’s receipt of the Offer Notice;

(c)	if there is a material change in the terms and conditions of the New Opportunity pursued by the Offeror, the Offeror will refer to the New Opportunity as so revised to the Company in the manner as set out above; and

(d)	upon receipt of the Offer Notice, the Company shall seek opinions and decisions from a committee of the board of the Company consisting of Directors who do not have a material interest in the matter as to whether (a) such New Opportunity would constitute competition with the Company’s core business, and (b) it is in the interest of the Company and the shareholders of the Company as a whole to purse the New Opportunity.

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2.4	CF Engineering Company Limited (“CF Engineering”) agrees that, during the Restrictive Period, whenever it requires subcontracting services in Hong Kong relating to the Restricted Business, it shall first offer the Group the opportunity to undertake such works before engaging any other third-party subcontractor.

(a)	For each project requiring the Restricted Business, CF Engineering shall notify the Group in writing of the scope of works and proposed terms in reasonable detail (the “Subcontracting Offer). The Group shall have 10 business days from the date of receipt of the Subcontracting Offer to confirm in writing whether it wishes to accept the Subcontracting Offer on the proposed terms. If the Group accepts the Subcontracting Offer within such period, CF Engineering shall award the relevant subcontract to the Group on terms no less favorable than those set out in the Subcontracting Offer.

(b)	If the Group does not accept the Subcontracting Offer within such period, or if the parties fail to reach agreement on the final terms within a reasonable time thereafter, CF Engineering shall be free to engage any other subcontractor to perform the works specified in the Subcontracting Offer for that project, without any further obligation to the Group in respect of such project; provided, however, that CF Engineering shall not enter into an agreement with such third-party subcontractor on terms that are materially more favorable, taken as a whole, than those offered to the Group without first re-offering such terms to the Group in accordance with this Section.

(c)	Nothing in this clause shall oblige CF Engineering to award any project to the Group on terms materially less favorable to CF Engineering than those which could reasonably be obtained from an independent third-party subcontractor, and nothing shall prevent CF Engineering from rejecting the Group’s proposal if the Group is unable to demonstrate adequate technical competence, capacity, or compliance with applicable legal, regulatory, and safety requirements for the relevant project.

2.5	In order to ensure the performance of the undertakings given under this Deed, each of the Covenantors shall:

(a)	when required by the Company, provide all information necessary for the Directors to conduct annual examination with regard to the compliance of the terms of this Deed and the enforcement of it; and

(e)	that during the period when this Deed is in force, fully and effectually indemnify the Company against any losses, liabilities, damages, costs, fees and expenses as a result of any breach on the part of such Covenantor of any statement, warrant or undertaking made under this Deed.

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2.6	Other than his/her/its interest in the Group and save as disclosed by the Group in the Prospectus, each of the Covenantors hereby represents, warrants and confirms that he/she/it and/or the Controlled Companies does not currently, directly or indirectly, own, operate, participate, invest in or carry on any business that may be categorised as Restricted Business in any capacity, or any part thereof, or participate or hold any equity interest, or is otherwise interested in any company or entity or firm which is engaged in any Restricted Business or is engaged in any business which is in competition or potential competition with those of the Group.

2.7	Each and every obligation under this Clause 2 shall be treated as a separate obligation and shall be severally enforceable as such, and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts as are unenforceable shall be deemed to have been deleted from this Clause 2 and any such deletion shall not affect the enforceability of all remaining parts of this Clause 2.

3.	CONDITIONS

3.1	This Deed and the rights and obligations thereunder are conditional upon the successful closing of the IPO.

4.	general provisions

4.1	Representations and Warranties: Each of the Convenators represents and warrants to the Company that he/she/it has full power, authority and legal right to entered into this deed and to perform his obligations under this Deed.

4.2	Further Assurance: Each party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Deed and the transactions contemplated by it.

4.3	Entire Agreement: This Deed (together with any document described in or expressed to be entered into in connection with this Deed) constitutes the entire agreement between the parties in relation to the transaction(s) referred to it or in them and supersedes any previous agreement between the parties in relation to such transaction(s). It is agreed that:

(a)	no party has entered into this Deed in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Deed; and

(b)	except for any breach of an express representation or warranty under this Deed, no party shall have any claim or remedy under this Deed in respect of misrepresentation or untrue statement made by any other party, whether negligent or otherwise, and whether made prior to or after this Deed, PROVIDED THAT this Clause shall not exclude liability for fraudulent misrepresentation.

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4.4	Remedies Cumulative: Any right, power or remedy expressly conferred upon any party under this Deed shall be in addition to, not exclusive of, and without prejudice to all rights, powers and remedies which would, in the absence of express provision, be available to it; and may be exercised as often as such party considers appropriate. Without prejudice to any other remedies available to the Company, if any of the Convenators breaches any undertaking in this Deed, the Company shall have the right to seek specific performance.

4.5	Waivers: No failure, relaxation, forbearance, indulgence or delay of any party in exercising any right or remedy provided by law or under this Deed shall affect the ability of that party subsequently to exercise such right or remedy or to pursue any other rights or remedies, nor shall such failure or delay constitute a waiver or variation of that or any other right or remedy. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

4.6	Indemnity: Each of the Convenators hereby irrevocably undertakes to indemnify the Company for itself and as trustee for each of its subsidiaries for any costs or expenses incurred in connection with this Deed or arising from any actual or alleged breach in relation to each and every obligation under Clause 2;

4.7	Severability: The parties intend that the provisions of this Deed shall be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any particular provision or part of this Deed shall be held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Deed but without invalidating any of the remaining provisions of this Deed. The parties shall use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

4.8	Variation: No variation of any of the terms of this Deed (or of any document described in or expressed to be entered into in connection with this Deed) shall be effective unless such variation is made in writing and signed by or on behalf of each of the parties. The expression “Variation” shall include any variation, supplement, deletion or replacement however effected.

4.9	Assignment: This Deed shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. No party shall take any steps to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under or pursuant to this Deed without the prior written consent of the other parties. In the absence of the prior written consent of the parties, this Deed shall not be capable of assignment.

4.10	Counterparts: This Deed may be executed in any number of counterparts all of which, taken together, shall constitute one and the same agreement. Any party may enter into this Deed by executing any such counterpart.

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4.11	Legal Relationship: The parties are independent principals and no party is nor shall it hold itself out as the agent or partner of another, and no party shall have any authority to bind or incur any liability on behalf of any other party.

4.12	Punctual Performance: Time shall be of the essence of this Deed.

5.	NOTICES

5.1	Any notice to be given under this Deed shall be in Chinese and made in writing and may be delivered personally or sent by prepaid letter (airmail if overseas). A notice shall be sent to the addressee (marked for the attention of the appropriate person) at its address set out below or to such other address as may be notified by such addressee to the other party from time to time for the purposes of this Clause.

5.2	Notices shall be given as follows:

(A)	to the Company:

address:	Rm G12, Blk G, 4/F East Sun Industrial Centre 16 Shing Yip Street Kwun Tong, Kowloon, Hong Kong

marked for the attention of:	The Directors

(B)	to Zefeng ZENG

address:

marked for the attention of:	Mr. Zefeng ZENG

(C)	to CF Engineering Company Limited

address:	Rm E18, 10/F., 52 Hung To Road, Kwun Tong, Kowloon, Hong Kong

marked for the attention of:	The Directors

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5.3	A notice shall be deemed to have been served:

(A)	if personally delivered, at the time of delivery; and

(B)	if posted, if to an addressee within the same country, two (2) working days (or if to an addressee in a different country, five (5) working days, when it shall be sent airmail) after the envelope containing the notice was delivered into the custody of the postal authorities.

PROVIDED THAT where, in the case of delivery by hand, such delivery occurs after 4 p.m. (local time) on a working day or on a day which is not a working day in the place of receipt, service shall be deemed to occur at 9 a.m. (local time) on the next following working day in such place; and for this purpose, in this Clause “working day” means a day on which banks are open for business in the ordinary course, other than Saturdays and Sundays.

5.4	In proving service, it shall be sufficient to prove that personal delivery was made or that the envelope containing the notice was properly addressed and delivered into the custody of postal authorities authorised to accept the same.

6.	Governing Law and jurisdiction

6.1	This Deed (together with all documents referred to in it) shall be governed by and construed and take effect in accordance with the laws of Hong Kong. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong for the determination of any question, dispute, suit, action or proceedings arising out of or in connection with this Deed.

6.2	The Covenantors hereby irrevocably appoint David Fong & Co., Solicitors at Unit A, 12/F, China Overseas Building, 139 Hennessy Road, Wan Chai, Hong Kong to receive, for them and on their behalf, service of process in any proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent. If for any reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, the Covenantors irrevocably agree to appoint a substitute process agent acceptable to the Company and to delivery to the Company a copy of the new agent’s appointment.

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SCHEDULE

COVENANTORS

Name	Hong Kong Identity Card No./ Business Registration No.	Residential Address/ Registered Address
Zefeng ZENG
CF Engineering Company	64583486	Rm E18, 10/F., 52 Hung To Road, Kwun Tong, Kowloon, Hong Kong

Deed of Non-Competition

SIGNATURE PAGE

The Company

SEALED with the COMMON SEAL of	)
Yi Feng Holdings Ltd.	)
(for itself and as trustee for the benefit of	)
the Subsidiaries) and SIGNED by	)
Chi Fung MOK, its director	)
in the presence of:	)

/s/ Chi Fung MOK

Deed of Non-Competition

SIGNATURE PAGE

The Covenantors

SIGNED SEALED and DELIVERED by	)
Zefeng ZENG	)
in the presence of:	)

/s/ Zefeng ZENG

SEALED with the COMMON SEAL of	)
CF Engineering Company Limited	)
and SIGNED by	)
Chi Fung MOK, its director	)
in the presence of:	)

/s/ Chi Fung MOK

Deed of Non-Competition